COMMON SHARE SUBSCRIPTION AGREEMENT

      THIS COMMON SHARE SUBSCRIPTION AGREEMENT (this "Agreement") is made between Ameritrans Capital Corporation, a Delaware corporation (the "Company"), and the person executing this Agreement as an investor (the "Investor").

                              W I T N E S S E T H:

      WHEREAS, the Company wishes to issue and sell to certain persons (collectively the "Investors") (i) certain of the Company's authorized but unissued common shares, $.0001 par value (such shares, the "Common Shares") and
(ii) warrants to purchase shares of the Company's authorized but unissued Common Shares in the form attached as Annex A hereto (each a "Warrant" and, collectively, the "Warrants"); and

      WHEREAS, at the Closing, the Investor and the Company desire to enter into a Registration Rights Agreement, substantially in the form attached hereto as Annex B (the Registration Rights Agreement").

      NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Investor and the Company hereby agree as follows (capitalized terms used in this Agreement shall, unless otherwise defined herein, have the meanings ascribed to them in the Glossary attached as Annex A hereto).

                    SECTION 1. TERMS OF PURCHASE AND ISSUANCE

      1.1 Authorization of Sale of Shares and Warrants. The Company has authorized the issuance and sale to the Investors of (i) up to an aggregate of 1,709,401 Common Shares (such shares, the "Shares") and (ii) up to an aggregate of 427,350 Warrants.

      1.2 Subscription. Subject to the terms and conditions hereof, the Investor hereby subscribes to purchase the number of Shares specified on the signature page hereof and one Warrant to purchase 25% of the number of Shares specified on the signature page hereof; provided, however, that fractional shares shall not be issued upon exercise of the Warrant and, in the event that 25% of the number of Shares purchased would otherwise result in a fractional number of Shares underlying the Warrants, such number shall be rounded down to the nearest whole Share. Investor hereby tenders a check payable to "Stursberg & Veith, Escrow Agent" or has wired funds to the Escrow Agent pursuant to the instructions set forth in the Private Placement Memorandum (as defined below), in an amount equal to US $5.85 for each Share (with each Share being accompanied by a warrant to purchase 1/4th of a Share, rounded down to the nearest whole share) for which the Investor has so subscribed (the "Aggregate Purchase Price").

      1.3 Acceptance of Subscription. It is understood and agreed that the Company shall have the right to accept or reject this Agreement, in whole or in part, and to allocate a lesser number of Shares than subscribed for and that the same shall be deemed to be accepted only when it is signed by an authorized officer of the Company. Except as hereinafter provided, the undersigned understands and acknowledges that the Company will rely on this Agreement and


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

that the undersigned has no right to cancel, assign, terminate, or otherwise change or amend this Agreement and that the Company has the right in its sole discretion to refuse to accept this Agreement. If not accepted, this Agreement shall be null and void and all funds deposited by the undersigned shall be returned, without interest.

      1.4 Sale and Purchase. At the Closing (as defined in Section 1.5 hereof) and subject to the terms and conditions herein set forth, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, (i) the number of Shares set forth on the signature page hereto and
(ii) one Warrant to purchase twenty-five percent (25%) of the number of Shares specified on the signature page hereto (rounded down to the nearest whole Share).

      1.5 Closing. The initial closing (the "Initial Closing") of the sale and purchase of the Shares and the Warrants to the Investor shall take place at the offices of Stursberg & Veith at 10:00 A.M. local time, as promptly as practicable after the satisfaction or waiver of all the conditions set forth in Sections 4 and 5 hereof (other than those conditions that will be satisfied at or concurrent with the Initial Closing), or at such other time, date or place as the Investor and the Company may agree (the date upon which the Initial Closing occurs, the "Initial Closing Date"). In no even shall the Initial Closing occur after January 25, 2006. After the Initial Closing, the Company may hold one or more closings (each, including the Initial Closing, a "Closing" and the date upon which any such closing occurs, a "Closing Date") from time to time as it shall determine in its sole discretion. At the Closing, the Company will deliver to the Investor a share certificate issued in the Investor's name representing the number of Shares and the Warrants to be purchased by the Investor against payment of the Aggregate Purchase Price therefor in immediately available funds on behalf of the Investor by the Escrow Agent or otherwise. If the Initial Closing does not take place on the agreed Initial Closing Date, any subscription funds held by the Company or the Escrow Agent shall be promptly returned to the Investor.

            SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Investor, as of the date of the Company's execution of this Agreement as set forth on the signature page, and as of the Closing Date, as follows:

      2.1 Organization and Qualification. The Company is a corporation duly amalgamated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

      2.2 Capitalization.

      (a) The authorized capital of the Company consists of (i) 5,000,000 Common Shares, $.0001 par value, and (ii) and 1,000,000 Preferred Shares (the "Preferred Shares"). Of such authorized capital stock, (i) 2,045,600 Common Shares were issued and outstanding as of November 14, 2005, all of which are validly issued and are fully paid, nonassessable and free of preemptive rights,
(ii)300,000 shares of 9 3/8% cumulative participating Preferred Shares ("Participating Preferred Shares") were issued and outstanding as of November


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

14, 2005, (iii) as of November 14, 2005, 440,757 Common Shares were available for issuance pursuant to the exercise of outstanding options to purchase Common Shares and (iv) as of November 14, 2005, 30,000 Participating Preferred Shares were available for issuance pursuant to the exercise of an outstanding options to purchase units of Common Stock, Participating Preferred Shares and warrants to purchase Common Stock.

      (b) Except with respect to the Shares and the Warrants, as set forth in subsection 2.2(a) above, or as stated in Section 2.2(b) of the Disclosure Schedule attached hereto, there are no outstanding options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments (contingent or otherwise) (including any right of conversion or exchange under any outstanding security, instrument or other agreement) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares or obligating them to grant, extend or enter into any such agreement or commitment.

      (c) Upon consummation of each Closing, including receipt by the Company of the Aggregate Purchase Price payable pursuant to Section 1.5 hereof, the Shares and the Warrants purchased by the Investor will be validly issued, fully paid and nonassessable, and the Common Shares issuable upon exercise of such Warrants (the "Underlying Warrant Shares") will have been duly authorized, and upon issuance of the Underlying Warrant Shares upon exercise of the Warrants, in accordance with the terms thereof, such Underlying Warrant Shares will be validly issued, fully paid and nonassessable.

      2.3 Power and Authority; Non-contravention; Government Approvals.

      (a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. This Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been, and when executed and delivered in accordance with the terms hereof the Ancillary Documents will have been, duly executed and delivered by the Company. This Agreement constitutes, and when executed and delivered in accordance with the terms hereof the Ancillary Documents will constitute, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to enforcement of creditors' rights generally and by general equitable principles. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of their respective articles, bylaws or equivalent organizational documents in any material respect.

      (b) Non-contravention. Except as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Documents by the Company: (i) will not violate or conflict with any provisions of the articles or bylaws of the Company or any of its subsidiaries, (ii) will not conflict with or constitute a violation of any applicable law, order, injunction, regulation or ruling of any governmental authority applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties or assets are bound, and
(iii) will not, either alone or with the giving of notice or the passage of time, or both, modify, violate, conflict with or accelerate the performance required by any agreement, note, license, franchise, permit or other instrument and will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any of the Company's or any of its subsidiaries' assets.

      (c) Approvals. Except for (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, Exchange Act, 1958 Act and the rules and regulations of NASDAQ (including but not limited to NASDAQ SmallCap), and (iii) such filings as may be required under any applicable state, or blue sky (the filings and approvals referred to in clauses (i) through (iii) being herein referred to collectively as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent, approval, order or permit of, any governmental or regulatory body or authority or any other Person is necessary for the execution and delivery of this Agreement and the Ancillary Documents by the Company or the consummation by the Company of the transactions contemplated hereby and thereby except to the extent that the failure to obtain any such authorization, consent, approval or order or to make any such registration, declaration, filing or notice, would not have a Company Material Adverse Effect or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Ancillary Documents or the ability of the Company to perform its obligations hereunder or thereunder.

      2.4 SEC Reports; Financial Statements.

      (a) Since July 1, 2002, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act (collectively, the "Company SEC Reports"), all of which complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has provided to the Investor a Confidential Investment Summary dated July 29, 2005 in connection with the offering of Shares and Warrants to be purchased pursuant to this Agreement (the "Private Placement Memorandum"). As of its date, the Private Placement Memorandum did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements incorporated by reference in the Private Placement Memorandum, together with the related notes and schedules (collectively, the "Company Financial Statements"), has been prepared in accordance with GAAP applied on a consistent basis, and fairly presents the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the results of their operations and cash flow for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments (none of which the Company reasonably believes are or will be material in amount) and the omission of footnotes.

      2.5 Absence of Undisclosed Liabilities. Except as disclosed in the Private Placement Memorandum or as set out in Section 2.5 of the Disclosure Schedule, neither the Company nor any of its subsidiaries had, at June 30, 2005 or has incurred since that date, any Liabilities, except for (a) Liabilities reflected in the financial statements contained in Company SEC Reports filed prior to the date hereof, (b) current Liabilities which were incurred after June 30, 2005 in the ordinary course of business and consistent with past practice, (c)


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

Liabilities which are of a nature not required to be reflected in the Company Financial Statements in accordance with GAAP consistently applied and which were incurred in the ordinary course of business and (d) other Liabilities in an aggregate amount not exceeding US $500,000.

      2.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or in the Private Placement Memorandum, since June 30, 2005, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      2.7 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek a remedy (at law or in equity) as a result of or otherwise in connection with this Agreement and the transactions contemplated hereby. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is subject to any judgment, decree, injunction, or order of any court, governmental department, commission, agency, instrumentality or authority or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby.

      2.8 Title to and Condition of Assets. Each of the Company and its subsidiaries has good and marketable title to, or, in the case of leased properties and assets, has good and valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the business of the Company and its subsidiaries as currently conducted, free and clear of all Liens, except for (a) Liens arising under the Company's intercreditor agreements with its banks, (b) security interests granted to the SBA, and (c) other Liens arising in the ordinary course of business none of which are with respect to obligations that are material in amount.

      2.9 Insurance. The Company and each of its subsidiaries has in effect insurance coverage, including directors and officers' liability insurance, with reputable insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operations to the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has received any notice of cancellation of any insurance policy or binder currently in effect.

      2.10 No Violation of Law; Licenses; Permits and Registration. Except as otherwise disclosed in the Company's SEC Reports, neither the Company nor any of its subsidiaries is in material violation of, or has been given notice or been charged with, or, to the Company's knowledge, is being investigated with respect to, any material violation of, any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority or arbitration panel. Each of the Company and its subsidiaries has all material permits, licenses, approvals, authorizations of and registrations under all Federal, state, local, and foreign laws applicable to it, and from all applicable governmental authorities as are required by the Company and its subsidiaries to carry on their respective businesses as currently conducted.

      2.11 Brokers and Finders. Except as described in the Private Placement Memorandum or set forth in Section 2.12 of the Disclosure Schedule, the Company is not a party to or bound by any contract, arrangement or understanding with, or subject to any claim by, any person or firm which may result in an obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

      2.12 Material Contracts. Neither the Company nor any of its subsidiaries is in material breach or violation of or in default in the performance or observance of any terms or provisions of, and no event has occurred which, with notice, lapse of time or both, could result in a default under any contract, agreement, lease or deed that is material to the business or operation of the Company and its subsidiaries taken as a whole (a "Material Contract"). To the knowledge of the Company, no other party to any Material Contract is in material breach thereof or default thereunder.

      2.13 Delaware Law. The Company's original Certificate of Incorporation includes a provision pursuant to which the Company elected not to be governed by
Section 203 of the Delaware General Corporation Law. As of the date hereof, such provision contained in the Company's original Certificate of Incorporation has not been modified and is in full force and effect.

      2.14 Securities Law Compliance. Assuming the representations and warranties of the Investor set forth in Section 3 hereof, the issuance and sale of the Shares and a Warrants pursuant to this Agreement will be exempt from the prospectus filing and registration requirements of applicable federal and state securities laws.

                       SECTION 3. INVESTOR REPRESENTATIONS

      3.1 Representations. The Investor hereby represents and warrants to the Company with respect to the Investor's purchase of Shares and Warrants hereunder that:

            (a) The Investor is resident in the jurisdiction set forth below the Investor's name on the signature page hereto.

            (b) If the Investor is an individual, he or she has obtained the age of majority and is legally competent to execute this Agreement and the Ancillary Documents and to take all actions required pursuant thereto.

            (c) If the Investor is a corporation, partnership, unincorporated association or other entity, the Investor has the legal capacity and authority to execute this Agreement and the Ancillary Documents and to take all actions required pursuant thereto.

            (d) The execution of this Agreement and each of the Ancillary Documents to which the Investor is a party has been duly and validly authorized by all necessary action on the part of the Investor, has been duly and validly executed and delivered by the Investor, and constitutes a valid, binding agreement of the Investor, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to enforcement of creditors' rights generally and by general equitable principles.

            (e) Neither the execution and delivery of this Agreement or the Ancillary Documents to which the Investor is a party, or any other document or instrument to be executed by the Investor in connection with the transactions contemplated thereby nor the consummation of the transactions contemplated thereby, nor the performance by the Investor of its covenants and agreements thereunder, (i) violates any law, statute, ordinance, regulation, order, judgment or decree of any court or other governmental authority applicable to the Investor, or (ii) violates or will violate, or conflicts with or will conflict with, or results in or will result in any breach of any of the terms of, or constitutes or will constitute a default under, any contract or agreement to which the Investor is a party or by which the Investor or any of its assets is subject to or bound.

            (f) Except as set forth in Section 2.11, no broker, finder, agent or similar intermediary has acted on behalf of the Investor in connection with this Agreement or the transactions contemplated hereby and, except as set forth in
Section 2.11, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

            (g) The Investor acknowledges that it has been advised that it and/or the Company may be required to provide to applicable securities regulatory authorities with a list setting forth the identities of the beneficial purchasers of the Shares and Warrants and the Investor will provide to the Company and applicable securities regulatory authorities all such information concerning the Investor as may be required to comply with applicable securities laws. The Investor further acknowledges that if it is acting on behalf of beneficial purchasers, the Investor has due and proper authority to act on behalf of each such beneficial purchaser in connection with the transactions contemplated hereby.

            (h) The Investor acknowledges that the Company has not made any written representations, warranties or covenants in respect of the Company, its business, results of operations, financial condition or prospects, or the offering of Shares and Warrants to be purchased pursuant to this Agreement, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as may be provided herein, no person has made any written or oral representation to the Investor that any person will re-sell or re-purchase the Shares, the Warrants or the Underlying Warrant Shares, or refund any of the purchase price of the Shares, the Warrants or the Underlying Warrant Shares.

            (i) Except for the Private Placement Memorandum, the Investor has not received, nor has the Investor requested, nor does the Investor have any need to receive, any prospectus, sales or advertising literature, offering memorandum or any other document describing the business and affairs of the Company in order to assist it in making an investment decision in respect of the purchase of the Shares and the Warrants (including the Underlying Warrant Shares) pursuant to this Agreement.

            (j) The obligations of the Investor under this Agreement, the Registration Rights Agreement and any other documents delivered in connection herewith and therewith (collectively, the "Transaction Documents") are several and not joint with the obligations of any other purchaser of Shares and

Warrants, and the Investor shall not be responsible in any way for the performance of the obligations of any other purchaser of Shares and Warrants under any Transaction Document. The decision of the Investor to purchase Shares and Warrants pursuant to the Transaction Documents has been made by the Investor independently of any other purchaser of Shares and Warrants. Nothing contained herein or in any Transaction Document, and no action taken by any purchaser of Shares and Warrants pursuant hereto, shall be deemed to constitute such purchasers as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that the purchasers of Shares and Warrants are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Investor acknowledges that no other purchaser of Shares and Warrants has acted as agent for the Investor in connection with making its investment hereunder and that no other purchaser of Shares and Warrants will be acting as agent of the Investor in connection with monitoring its investment in the Shares and Warrants or enforcing its rights under the Transaction Documents. The Investor shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other purchaser of Shares and Warrants to be joined as an additional party in any proceeding for such purpose.

      3.2 Representations by US Investor. The Investor, if resident in the United States, hereby represents to the Company with respect to the Investor's purchase of Shares and Warrants hereunder that:

            (a) The Investor is acquiring the Shares and the Warrants (including the Underlying Warrants Shares) for its own account, for investment, and not with a view to any "resale" or "distribution" thereof within the meaning of the Securities Act.

            (b) The Investor understands that because the Shares, the Warrants and the Underlying Warrants Shares have not been registered under the Securities Act, it cannot dispose of any or all of such securities unless such securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Investor understands that each certificate or other instrument representing the Shares, the Warrants and the Underlying Warrants Shares will bear the following legend or one substantially similar thereto:

            "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act". These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold or otherwise transferred without an effective registration statement for such securities under the Act, unless there is available to the transferor an exemption from such registration, and/or prospectus filing and registration requirements. The Company may request an opinion of counsel as to the availability of any such exemption."

            (c) The Investor is sufficiently knowledgeable and experienced in the making of investments so as to be able to evaluate the risks and merits of its investment in the Company, and is able to bear the economic risk of loss of its investment in the Company.

            (d) The Investor will execute and deliver within the applicable time periods all documentation as may be required to be executed by the Investor by applicable securities laws to permit the purchase of the Shares and Warrants by the Investor on the terms herein set forth.

            (e) The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares and Warrants (including the Underlying Warrants Shares). The Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the Warrants (including the Underlying Warrants Shares) and the business, properties and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 or the right of the Investor to rely thereon.

            (f) The Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D of the Securities Act, as presently in effect and is purchasing the Shares and Warrants (including the Underlying Warrants Shares) hereunder as principal, not for the benefit of any other person and not with a view to the sale or distribution of all or any part of the Shares, the Warrants, or the Underlying Warrants Shares.

            (g) The Investor has been advised that the Shares, the Warrants and the Underlying Warrants Shares have not been registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Company, in issuing such securities is relying upon, among other things, the representations and warranties of the Investor contained in this Section 3.

                      SECTION 4. MUTUAL CLOSING CONDITIONS

      4.1 Mutual Closing Conditions to Closing. The Investor's obligation to purchase and pay for its Shares and Warrants at the Closing, and the Company's obligation to issue the Shares and the Warrants to the Investor and perform its other obligations hereunder at the Closing, shall be subject to the fulfillment to such party's satisfaction (or waiver in writing by the Company and the Investor on or before the Closing Date) of the following conditions:

            (a) Waiting Periods. All applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

            (b) No Order. No preliminary or permanent injunction or other order or decree by any court or administrative or regulatory body which prevents the consummation of the transactions at the Closing contemplated hereby shall have been issued and remain in effect (the Company and the Investor agreeing to use their reasonable best efforts to have any such injunction, order or decree lifted).

            (c) Consents. All governmental waivers, consents, orders and approvals legally required, if any, for the consummation of the transactions at the Closing contemplated hereby shall have been obtained and be in effect, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect following the Closing.

            (d) No Conflicting Laws. No statute, rule or regulation shall have been enacted by any state, provincial or Federal government or governmental agency which would prevent the consummation of the transactions at the Closing contemplated hereby.

            (e) Minimum Condition. The Company shall have received and accepted subscription agreements substantially equivalent to this Agreement from Investors for an aggregate of five hundred twelve thousand, eight hundred twenty (512,820) Shares together with one Warrants for every four (4) Shares purchased, which subscription agreements shall remain in full force and effect, enforceable by the Company in accordance with their respective terms (such condition, the "Minimum Condition"), and the concurrent transactions described in the Private Placement Memorandum shall be consummated simultaneously with the Closing hereunder.

                     SECTION 5. SEPARATE CLOSING CONDITIONS

            5.1 Investor's Closing Conditions. The Investor's obligation to purchase and pay for its Shares and Warrants at the Closing shall be subject to the fulfillment to the Investor's satisfaction on or before the Closing Date (or waived in writing by the Investor) of the following conditions:

            (a) Satisfaction of Conditions. The representations and warranties of the Company contained in this Agreement shall be, if specifically qualified by materiality or Company Material Adverse Effect, true in all respects, and, if not so qualified, shall be true in all material respects, in each case as of the date of execution of this Agreement by the Company and as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects. The Company shall have delivered to the Investor a certificate dated as of the Closing Date to the foregoing effect.

            (b) Delivery of the Share Certificates and Warrants. The Company shall have executed and delivered to the Investor (or shall have caused to be executed and delivered to the Investor by the appropriate persons) (i) a stock certificate issued to the Investor evidencing the Shares issuable to the Investor at the Closing and (ii) Warrants to purchase 25% of the number of Shares purchased by the Investor, rounded down to the nearest whole Share.

            (c) Registration Rights Agreement. The Company shall have duly authorized, executed and delivered to the Investor the Registration Rights Agreement.

      5.2 Company's Closing Conditions. The Company's obligations to issue the Shares and Warrants to the Investor at the Closing and perform its other obligations hereunder with respect to the Investor at the Closing shall be subject to the fulfillment to the Company's satisfaction at or before the Closing Date (or waiver in writing by the Company) of the following conditions:

            (a) Satisfaction of Conditions. The representations and warranties of the Investor contained in this Agreement shall be, if specifically qualified by materiality, true in all respects, and, if not so qualified, shall be true in all material respects, in each case as of the date of the Investor's execution of this Agreement and as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects. If requested, the Investor shall have delivered to the Company a certificate dated as of the Closing Date to the foregoing effect.

            (b) Purchase of Shares and Warrants. The Investor shall have purchased the Shares and Warrants to be purchased by the Investor at the Closing pursuant to the terms of this Agreement, and the Company shall have received the Aggregate Purchase Price from the Investor, through the Escrow Agent or otherwise, in accordance with the terms of this Agreement.

                              SECTION 6. COVENANTS

      6.1 Expenses. Each party hereto shall bear and pay its own fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

      6.2 Conduct of Business by the Company Pending Final Closing. The Company covenants and agrees that, prior to each Closing or earlier termination of this Agreement as provided herein, except as contemplated by this Agreement or as disclosed in the Private Placement Memorandum the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current material business organizations, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their material relationships with others having business dealings with them.

      6.3 All Reasonable Efforts; Agreement to Cooperate.

            (a) Subject to the terms and conditions herein provided, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable consistent with applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.3 shall require the Investor or the Company to agree to any modification of this Agreement or any of the Ancillary Documents or the Investor to make an investment in the Company that is greater than the amount set forth opposite the Investor's name on the signature page hereto.

            (b) Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Company shall use its reasonable best efforts to take or cause to be taken all reasonable action and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to obtain all governmental waivers, consents, authorizations, orders and approvals, all consents, amendments to or waivers from other parties under the terms of all Material Contracts and all other material permits, concessions, franchises or licenses applicable to the Company or its subsidiaries required as a result of the transactions contemplated by this Agreement.

      6.4 Selection of Counsel by Seller Shareholders. The Company covenants and agrees that the selling shareholder purchasing the greatest number of Shares and Warrants in the Offering shall have the right, in its sole discretion, to select counsel to represent all the selling shareholders in connection with the filing and effectiveness of the registration statement required to be filed pursuant to the Registration Rights Agreement.

      6.5 Board Nominee. Subject to compliance with the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Company covenants and agrees that so long as Prides Capital Partners, LLC and its affiliates ("Prides") is a shareholder owning beneficially five percent (5%) or more of the Company's outstanding voting shares, the Company will cause one person to be selected by Prides to be nominated for election as a director at each annual meeting of shareholders of the Company commencing with the Company's next annual meeting of shareholders and, further, to use its best efforts to cause such nominee to be elected.

      6.6 The Company agrees that pursuant to the Registration Rights Agreement it shall prepare and file with the SEC on or before January 31, 2006 (the "Filing Date") on one occasion a registration statement on Form N-2 (or other applicable form), covering the Shares and the Shares underlying the Warrants sold to the selling shareholders. The Company further covenants and agrees that it will use its best efforts to cause such registration statement to be declared effective no later than one hundred and twenty (120) days after the Filing Date (the "Effective Date"). In the event that registration statement is not filed by the Filing Date, the Company will pay to the selling shareholders a total of two thousand five hundred dollars ($2,500) per week pro rata in proportion to their respective percentage of Shares and Warrants purchased or a fraction thereof for each week or part thereof that the date of filing is later than the Filing Date. In addition, the Company will pay to the selling shareholders a total of one thousand and five hundred dollars ($1,500) pro rata in proportion to their respective percentage ownership for each week that the registration statement has not been declared effective by the SEC after the Effective Date; provided, however, if at any time the SEC has notified the Company (orally or in writing) that it is prepared to declare the registration statement effective, but the Company is requested by Prides to postpone the effectiveness because it has not yet obtained approval from the SBA to acquire ten percent (10%) or more of the Company's outstanding voting shares, the Company may postpone effectiveness, but the selling shareholders will no longer be entitled to any payment if the SEC has not declared the registration statement effective by the Effective Date.

                                SECTION 7. ACCESS

      7.1 Access; Notification of Certain Matters.

            (a) Prior to the Closing Date or the earlier termination of this Agreement as provided herein, upon reasonable notice. the Company shall afford the investor and its representatives reasonable opportunity to contact the Company and request additional information to the extent permissible under applicable securities laws.

            (b) Prior to the Closing Date or the earlier termination of this Agreement as provided herein, the Company shall promptly (and in any event within five (5) business days after obtaining knowledge thereof) notify the Investor of any action or event which could reasonably be expected to have a Company Material Adverse Effect.

      7.2 Confidential Information. The Company and the Investor for themselves, their respective directors, officers, employees, Affiliates, agents and representatives covenant with each other that they each will use all information provided by or relating to the other party acquired by them pursuant to the provisions of this Agreement or in the course of negotiations with, or examinations of, the other party (the "Confidential Information") only in connection with the transactions contemplated hereby and not in any way detrimental to the other party and shall cause the Confidential Information obtained by them pursuant to this Agreement and such negotiations and examinations to be treated as confidential, except as may otherwise be required by law or the rules or regulations of NASDAQ including but not limited to NASDAQ SmallCap Market or as may be necessary or appropriate in connection with the enforcement of this Agreement or any instrument or document referred to herein or contemplated hereby, and provided that to the extent that any such party or any Affiliate thereof may become legally compelled to disclose any Confidential Information, such party shall give notice to and consult with the party providing such information prior to disclosing such information. Notwithstanding the foregoing, no recipient of Confidential Information (each, a "Recipient") shall be required to maintain the confidentiality of Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by the Recipient or any party to whom the Recipient has disclosed such information; (ii) is obtained by the Recipient, on a non-confidential basis, from a third party entitled to disclose such information or (iii) is already known by the Recipient at the time such information is received by the Recipient. In the event of termination of this Agreement, each Recipient will cause to be delivered to the party providing such information all documents, work papers and other material containing Confidential Information obtained by it from such party, whether so obtained before or after the execution of this Agreement.

                             SECTION 8. TERMINATION

      8.1 Termination. This Agreement may be terminated pursuant to written notice of such termination to the other party as follows:

            (a) by mutual written consent of the Company and the Investor;

            (b) by either the Company or the Investor if the Initial Closing shall not have occurred on or before January 25, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach has caused the failure of the Closing to occur on or before such date;

            (c) by either the Company or the Investor if there shall be any restraining order, injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Closing or any of the other transactions contemplated hereby which is final and nonappealable;

            (d) by the Investor upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section 5.1(a) would not be satisfied ("Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such efforts, but not beyond the date specified in paragraph (b) above, the Investor may not terminate this Agreement under this Section 8.1(d); and

            (e) by the Company at any time, in its sole discretion.

      8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void as to the Company and the Investor, there shall be no liability under this Agreement on the part of the Company or the Investor, and all rights and obligations of the Company and the Investor shall cease, other than the obligations set forth in Sections 6.1 and 7.2 hereof; provided, however, that nothing herein shall relieve any party from liability for any willful or intentional breach of any covenant or agreement of such party contained in this Agreement.

                               SECTION 9. GENERAL

      9.1 Amendments, Waivers and Consents. No covenant or other provision hereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision. The waiver or failure to insist upon strict compliance with any condition or provision hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other waiver or failure. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and the Investor.

      9.2 Survival of Representations, Warranties and Covenants, Assignability of Rights. All representations and warranties made herein and in the certificates, exhibits or schedules delivered or furnished by or on behalf of a party to the other party in connection herewith shall terminate as of the Closing. Except as otherwise provided in this Agreement, all covenants, agreements, representations and warranties shall inure to the benefit of the successors and assigns of the parties.

      9.3 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York (without giving effect to principles of conflicts of law the effect of which would cause the application of domestic substantive laws of any other jurisdiction). Any disputing between the parties and arising under this Agreement shall be subject to the exclusive jurisdiction of the federal and state courts of New York, New York County.

      9.4 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including by facsimile), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

      9.5 Notices and Demands. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, three business days after being mailed by registered or certified mail (return receipt requested) or when sent via confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i) If to any Investor, to the address set forth on the Investor's signature page hereto, and

            (ii) If to the Company:

                 Ameritrans Capital Corporation
                 747 Third Avenue, 4th Floor
                 New York, NY 10017
                 Attn: Gary Granoff

                 with a copy to:

                 Stursberg & Veith
                 405 Lexington Avenue, Suite 4949
                 New York, NY 10174
                 Attn:  Walter Stursberg, Esq.

      9.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

      9.7 Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes all of the agreements and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      9.8 No Assignment. This Agreement may not be assigned, pledged, hypothecated or otherwise transferred by the Company or the Investor.

      9.9 Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

            [Signature pages follow]

      IN WITNESS WHEREOF, the undersigned have executed this Common Share Subscription Agreement as of the dates indicated below.

                                      INVESTOR

                                      Date: ____________________________________

                                      Name: ____________________________________

                                      Number of Shares: ________________________

                                      Aggregate Purchase Price: $_______________

                                      Country of Residence: ____________________

                                      State of Residence: ______________________

                                      Address: _________________________________

                                      __________________________________________

                                      __________________________________________

                                      __________________________________________


ACCEPTED:

AMERITRANS CAPITAL CORPORATION

Date: ________________________________

By: __________________________________

Name: Gary C. Granoff

Title: Chief Executive Officer and President

                                     ANNEX A

                                    GLOSSARY

      As used herein, the following terms shall have the following meanings:

      "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Ancillary Documents" means the Registration Rights Agreement and the Warrant.

      "Company Material Adverse Effect" shall mean any material adverse effect on the business, operations, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

      "Disclosure Schedule" means the disclosure statement delivered at or prior to the execution of this Agreement by the Company to the Investor setting out certain information relating to the Company.

      "Escrow Agent" means Stursberg & Veith, who shall act as escrow agent for the receipt from Investors and disbursement to the Company (or return to the applicable Investor in the case of termination of a subscription agreement as to such Investor) of subscription funds pursuant to that certain Escrow Agreement dated as of ___, 2005 between the Company and the Escrow Agent.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Federal" shall mean of or relating to the federal government of the United States.

      "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Liability" means any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or become due).

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

      "NASDAQ Small Cap" shall mean The NASDAQ Small Cap Stock Market.

      "1958 Act" means he U.S. Small Business Investment Company Act of 1958.

      "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization.

      "SBA" means United States Small Business Administration.

      "SEC" means the Securities and Exchange Commission.

      "Registration Rights Agreement" means the registration rights agreement by and between the Company and each Investor, a copy of which agreement is annexed hereto.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                               DISCLOSURE SCHEDULE

Section                 Description

2.2(b)                  Employee Stock Option Plan

                        Non-Employee Director Stock Option Plan

2.3(b) Written approval by SBA is required for purchases of 10% or more of the Company's outstanding voting securities.

2.11                    Moness, Crespi and Hart - 5% commission
                        The Noble Financial Group - 6% commission

                                     ANNEX B

                     (form of Registration Rights Agreement)


                                      -20-